Exhibit 10.6

HongKong Takung Assets and Equity of Artworks Exchange Co., Limited

Market Entry Agreement of Traders

This Agreement is entered into by and between traders and HongKong Takung Assets and Equity of Artworks Exchange Co., Limited (hereinafter referred to as “the Exchange”).

Article 1   Traders’ declaration:

1. Traders shall not be prohibited or restricted from trading in accordance with the relevant laws and the trading rules of the Exchange. A trader shall be a natural person who is an adult aged 18 or above.

2. Traders shall assume full legal responsibilities for the truthfulness, accuracy and completeness of all their documents and information made available to the Exchange, and shall guarantee the legitimacy of the source of their funds.

3. Traders have read and will voluntarily abide by the “HongKong Takung Assets and Equity of Artworks Exchange Co., Limited Provisional Rules Governing the Trading in Artwork Units” , “HongKong Takung Assets and Equity of Artworks Exchange Co., Limited Provisional Rules Governing the Offering and Listing of Artwork Unit” , “HongKong Takung Assets and Equity of Artworks Exchange Co., Limited Provisional Administrative Measures Governing the Registration and Clearing of Artwork Units” and “HongKong Takung Assets and Equity of Artworks Exchange Co., Limited Convention of Joint Owners of Artworks” , and are fully aware of and voluntarily assume the investment risks associated with trading in artwork units. Traders accept the amendments made by the Exchange to the above documents, the contents of which shall be announced on the official website of the Exchange to inform traders.

4. Traders have read and fully understood the “Privacy Policy Statement”, and have unconditionally agreed and accepted the use by the Exchange of their personal data for the necessary and appropriate purposes set out in the “Privacy Policy Statement”, including but not limited to the provision, collection, verification and use of personal data deemed necessary to conduct business with cooperative banks and other financial institutions.

5. Traders have agreed to abide by the laws regulating the artwork units trading market and the trading rules of the Exchange.

6. Traders have agreed and authorized the registration and clearing institution specified by the Exchange to deal with the clearing and transfer of artwork units between their respective trading accounts and other accounts.

7. Traders have agreed and authorized the Exchange to keep the underlying artwork of their artwork units in custody, put them on display and have them insured.

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8. Traders have carefully read and accurately understood all the provisions of this agreement, in particular, the disclaimer of the Exchange contained herein.

Article 2   Warning of Trading Risk

Traders are exposed to risk and may suffer losses arising from trading in artwork units. Traders have fully understood and voluntarily assume responsibility for the consequences arising therefrom. The risks include but are not limited to the following:

1. Macroeconomic risk: the price of artwork units may fluctuate as a result of changes in the macroeconomic situation of the world or in certain regions of countries and changes in the artwork market.

2. Legal and market risk: the price of artwork units may fluctuate as a result of changes in the laws and trading rules governing the artwork market as well as changes in various factors affecting the price of artwork units.

3. The risk of appraisal and evaluation: the letter of opinion on appraisal and evaluation of artworks is for reference only and may not necessarily guarantee the authenticity and quality of artworks, which may therefore result in significant discrepancy in the price of artworks.

4. The risk of damage and loss of artworks: artworks are exposed to the risk of damage and lost during the process of transportation, display custody or other process, which may result in devaluation of artworks, suspension of trading or delisting of artwork units.

5. The insurance risk of artworks: price fluctuations of artwork units in the trading process may lead to discrepancy between the total market value of artwork units and the insured amount under the insurance coverage.

6. Technical risk: deal matching, clearing and settlement, market information disclosure and funds transfers are realized by employing electronic communication technology and computer technology which may be exposed to attacks by hackers and computer virus. In addition, communication technology, computer technology and relevant software may have defects themselves.

7. Risks arising from force majeure: Force majeure such as earthquake, typhoon, fire, flood, war, pestilence and social unrest may lead to paralysis of the artwork units trading system; any unpredictable failure of system, equipment, communication or power beyond the control of the Exchange may lead to abnormal operation or even paralysis of the artwork units trading system; and any unpredictable failures of system, equipment, communication or power beyond the control of the clearing bank may also lead to abnormal operation or even paralysis of the funds transfer system. All these may result in unsuccessful execution in all or part of the traders’ trading orders or failure of immediate receipt of funds transferred.

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8. Data transmission risk: As trading orders are transmitted via the internet, any breakdown, suspension or delay in transmission of trading orders due to interruption of internet service or other reasons may lead to unsuccessful execution in all or part of the trading orders or a delay in execution.

9. Account password leakage risk: Any possible password or account leakage or traders’ identities fraud due to for example virus intrusions or hacker attacks into the computers used by the traders may lead to unsuccessful placing of trading orders, malicious false orders, or failure, delay or error in orders.

10. Risk associated with traders’ software and hardware systems: Traders’ computer equipment and software systems may not be compatible with the provided network-based client terminal application program, which may lead to unsuccessful placing of trading orders, failure or delay in orders.

11. Risk associated with traders’ network failure: When a trader conducts trading in artwork units via the network-based client terminal application program, it may happen that the trader’s computer interface has shown successful placing of orders while such orders have not been received by the trading host server of the Exchange, resulting in a risk that the trader cannot purchase or sell the artwork units; likewise, it may also happen that the trader’s computer interface has shown unsuccessful execution and so the trader reissues his trading orders, such that the trading host server of the Exchange has received two consecutive trading orders and executions are completed as per such orders, thus posing a risk of repeated tradings to the trader.

12. Other risks: Leakage of passwords, misoperation, improper investment decisions and other causes may result in losses to the trader; other party’s malicious action while a trader fail to promptly exit from the system after placing online orders and hotkey operations may result in losses; the failure of prompt exit after online trading may also expose the trader to hacker attacks and result in losses. All the abovementioned losses shall be borne by the trader at his own risk. When the traders are in the process of trading in artwork units, any profit guarantee or no-loss commitments given by others are groundless, and any such commitments will not reduce the risk exposure to losses.

Traders may suffer from loss of funds due to the abovementioned risks, or resulting in loss of funds due to data calculation errors or deemed invalidity of transactions caused by the abovementioned risks. In the course of trading, traders shall ensure that they have a relatively objective and rational understanding of the risk factors that they may be exposed to.

Article 3   Traders shall open a trading account with the Exchange before they start trading in artwork units in the market of the Exchange. When opening a trading account, traders shall fill in the account opening information in accordance with the requirements of the Exchange. The opening of any trading account by any employee of the Exchange or any of his relatives will not be accepted by the Exchange. Any legal consequence and legal liability arising from the traders’ provision of incorrect information or intended provision of false information shall be borne by such traders.

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Article 4   Traders’ artwork units shall be credited to their respective trading accounts.

Article 5   When opening a trading account, a trader shall set his own trading password. Passwords may be changed during normal trading hours.

Article 6   Traders may proceed with the relevant procedures regarding funds transfer once their trading accounts are opened.

Article 7   In the event that any of the non-compliance events stipulated in the trading rules of the Exchange occur or any trader is in violation of laws or regulations in his operation, the Exchange shall have the right to impose restrictions on such trader’s trading account in accordance with the “HongKong Takung Assets and Equity of Artworks Exchange Co., Limited Provisional Rules Governing the Trading in Artwork Units”.

Article 8  The amount of each transfer-in of funds and the number of transfer-in of funds within a day to be made by traders are subject to the relevant agreements entered into between such traders and the clearing bank. The amount of each transfer-out of funds and the number of transfer-out of funds to be made by traders within a day are subject to the announcements made by the Exchange.

Article 9   According to the laws in Hong Kong, the Exchange may not pay any interest to traders.

Article 10  Where there is a change in a trader’s important information, the Exchange shall promptly be notified of such change, and the procedures related to registration of such change shall be handled as soon as possible.

Article 11   The Exchange may require a trader to make rectification within a specified period of time if any of the following circumstances occurs; if the trader fails or refuses to make rectification within the specified period, the Exchange shall have the right to impose restrictions on his trading, until his qualifications as a trader is revoked:

1. Where the Exchange has identified that there are material discrepancies between the information and documents provided by the trader, or the trader has provided false information or documents;

2. Where the Exchange has identified that any source of funding of the trader is illegal;

3. Where the trader has materially jeopardised the legal rights of the Exchange and has affected the order of normal operation of the Exchange and the normal order of the market.

Article 12 The Exchange strongly advises traders to keep their passwords as confidential. Actions that are processed using passwords like opening accounts, signing agreements and trading are deemed to be effective and to be taken out of the traders’ own will. Losses to traders arising from personal reasons such as the loss of passwords shall be borne by the traders themselves.

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Article 13   Traders shall properly keep their trading accounts. If their trading accounts are being forged, altered or tampered due to the fault on the part of traders, losses thus incurred shall be borne by the traders themselves.

Article 14   If traders lose their trading accounts, they shall promptly report the loss to the Exchange. Losses incurred before the reporting of loss takes effect shall be borne by the traders themselves.

Article 15   Traders shall pay trading commissions and relevant expenses in accordance with the relevant regulations of the Exchange.

Article 16  Artwork display shall be organized by the offering agent or artwork holder. Once a trader’s trading order for artwork units is submitted, the trader will be deemed by the Exchange as having been fully aware of the actual situation of the artwork units and have agreed to the transaction thereof regardless of whether the artwork has been inspected on-site.

Article 17   Traders shall conscientiously enforce the relevant anti-money laundering regulations contained in international conventions or promulgated by the Hong Kong Special Administrative Region and ensure the truthfulness and validity of the identification data and account information as well as the legality of the source and nature of the transaction funds, so as to actively fulfill anti-money laundering obligations.

Article 18   Traders shall abide by anti-terrorism regulations promulgated by the United Nations and the Hong Kong Special Administrative Region to resolutely resist terrorism and any related terrorist activities.

Article 19   After the signing of this agreement, if any relevant laws is subsequently amended, the relevant terms and provisions herein shall be governed by the newly amended or revised legislation. The other unaffected terms and provisions of this agreement shall remain valid.

Article 20   If this agreement is to be amended or supplemented in accordance with laws and the provisions of the Exchange, traders shall be notified of such amendments or supplements by the Exchange in the form of announcements which shall be deemed as an integral part of this agreement and shall have the same legal effect as this agreement.

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